UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2010

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Huntsman Way
Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 4, 2010, the Board of Directors (the “Board”) of Huntsman Corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, acted to increase the size of the Board from nine directors to 10 directors. On the same date, also upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Sir Robert Margetts as a director. Sir Robert, age 63, was appointed to fill the vacancy created by the expansion of the Board and will serve as a Class III director for a term that expires at the Company’s 2013 Annual Meeting of Stockholders.

Sir Robert has not been appointed to serve on any of the committees of the Board. In addition, Sir Robert was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

Sir Robert will be compensated for his service on the Board on the same basis as each of the Company’s other non-employee directors. Annual compensation for non-employee directors is comprised of cash and stock-based equity compensation. The cash compensation consists of an annual retainer and supplemental retainers for the chairs and members of Board committees. Stock-based equity compensation consists of stock or stock units. Directors may participate in the Huntsman Corporation Stock Incentive Plan and the Huntsman Outside Director Elective Deferral Plan.

A more detailed description of compensation of directors of the Company was previously reported in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 26, 2010, and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On August 10, 2010, in connection with the appointment of Sir Robert as a director of the Company, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibits

99.1	Press Release dated August 10, 2010 regarding the appointment of Sir Robert Margetts to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION

/s/ Troy M. Keller
Assistant Secretary

Dated: August 10, 2010

EXHIBIT INDEX

Number	Description of Exhibits

99.1	Press Release dated August 10, 2010 regarding the appointment of Sir Robert Margetts to the Board of Directors